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                                                                    Exhibit 99.1

ON2 TECHNOLOGIES SIGNS CONTRACTS WITH BEIJING E-WORLD FOR INCLUSION OF VP5 AND VP6 IN ENHANCED VERSATILE DISK TECHNOLOGY, HD TV AND OTHER PRODUCTS FOR DISTRIBUTION IN CHINA AND WORLDWIDE

Arrangement Includes Source Code License Fees and Royalties

Letter of Intent Also Entered into For Possible Equity Investment in On2

NEW YORK, NY (JUNE 24, 2003). On2 Technologies, Inc. today announced that it has entered into two license agreements with Beijing E-World Technology Co. Ltd., a consortium of several Chinese consumer electronics manufacturers.

The first agreement provides for On2's VP5 or VP6 codecs to be used as the video compression/decompression technology in E-world's Enhanced Versatile Disk (EVD) technology. EVD is a next-generation videodisk technology being developed by E-world to become the industrial standard for China for the recoding and playback of video, audio and data. This agreement also provides for VP5 or VP6 to be used as the video compression/decompression technology in a High Definition Television system being developed as a standard for China by E-world and others. The arrangement allows exclusive use of VP5 and VP6 for EVD and HD TV in China, Macau, Hong Kong and Taiwan, and non-exclusive rights for the same products worldwide.

The second agreement grants Beijing E-world exclusive rights to use VP5 and VP6 in video compression products other than EVD and HD TV in China, Macau, Hong Kong and Taiwan and non-exclusive rights to these products worldwide. A steering committee with members from both companies will be tasked with determining which of these other products Beijing E-world may sell outside of China.

Both agreements include a VP5 and VP6 source code license grant to E-world and a source code license fee. The company believes that the source code license fees will be recognized as revenue primarily in the third and fourth quarters of 2003. In addition, both agreements provide for encoder and decoder royalties to be paid to On2 for all EVD, HDTV and other video compression products manufactured by Beijing E-World and its OEMs.

On2 and E-world have also entered into a non-binding Letter of Intent that provides for the purchase by E-world of 1,800,000 shares of On2's common stock at a 10% discount to the average closing price of On2's common stock on the AMEX for the 30 days prior to the date of the letter of intent ($0.675) and the issuance of a 3 year warrant to purchase 700,000 shares of common stock at the same price. The letter of intent provides that if definitive documents are not entered into by July 21, 2003, the purchase price for the shares and the exercise price for the warrant will be the 30 day average prior to the closing of the investment. The letter of intent also provides that, upon the closing of the investment, E-world will have the right to appoint an E-world designee reasonably
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acceptable to On2 to serve on the On2 board of directors. In the event that the investment is consummated, On2 expects Hao Jie, E-world's President, to be E-world's board designee.

"Given the massive size and scale of the Chinese markets, the nature of the source code license, the royalties and associated minimums, and Beijing E-world's right to create EVD/HDTV and other products and market them worldwide, the E-world arrangement has the potential to be by far the most important partnership On2 has ever undertaken," said Douglas A. McIntyre, On2's Chairman, President and Chief Executive Officer. "It is a testament to the advances that VP6 has brought to video compression that Beijing E-world has chosen it above all the other products in the market," he added.

"On2 and E-world have been in discussions for over a year and we commend the managements of both companies for the countless hours of work and thousands of miles of travel that went into these agreements. We look forward to a long and fruitful partnership with E-world, which has been working with Chinese DVD manufacturers to come up with this new format. We also welcome E-world's potential investment and board seat as a sign of our deep partnership," Mr. McIntyre stated.

"On2 now enters a phase of its growth where products using its technology can be available worldwide and where they are likely to be promoted as a part of a standard in the most populous country in the world. The management and board of our company could not be more pleased," Mr. McIntyre concluded.

The company will conduct a conference call regarding the E-world transaction at 4:30 p.m. today. The live participant dial in number is: 877-407-9205 (Toll
Free). The teleconference replay number is: 877-660-6853 (Toll Free). The passcodes required for playback of replay are: Account #: 1628, Confirmation #:
69866. The teleconference replay is available until: June 25 at 11:59 PM
Eastern.

ABOUT ON2 TECHNOLOGIES, THE DUCK CORPORATION

On2 Technologies (AMEX: ONT) is a leading technology firm at the forefront of video compression. The Company revolutionized video encoding with the creation of its advanced full-motion, full-screen, video compression and streaming technology (TrueMotion(R) VP4/VP5/VP6). On2 licenses its high quality video codecs for use in set-top boxes, consumer electronics devices and wireless applications. In addition, On2 offers a suite of products and services, including high-level video encoding, customized technical support, and consulting/integration services. Located in New York City, the Company has an office in Clifton Park, NY, and operations in Cambridge, UK. On2 may be reached at 21 Corporate Drive, Suite 103, Clifton Park, NY 12065 or info@on2.com or sales@on2.com.

FOR MORE INFORMATION CONTACT ON2:
Doug McIntyre
646-292-3533 or 917-865-2143, or dam@on2.com

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, specifically, expected revenues and revenue recognition and the potential of the E-world agreements and partnership. These forward-looking statements are subject to the safe harbor provisions of the aforementioned Sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and
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involve potential risks and uncertainties including those described in our filings with the SEC, and that the actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition in the compression technology industry, the company's history of operating losses and the ability to obtain additional operating funds. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.